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                                                    License - Chaps - Sportswear

               AMENDED AND RESTATED LICENSE AGREEMENT, dated as of January 1, 1996 by and between Polo Ralph Lauren, L.P. "Licensor"), with a place of business at 650 Madison Avenue, New York, New York 10022, and Warnaco Inc., with a place of business at 90 Park Avenue, New York, New York 10016.

               1. Definitions. As used herein, the term:

               1.1. "License" shall mean the exclusive right to use the Trademark in connection with the manufacture and sale of Licensed Products in the Territory.

               1.2. "Licensed Products" shall mean "Chaps Licensed Products", which term shall mean (1) high quality men's sportswear with the exception of
(a) skiing or swimming items, and (b) heavy outerwear items commonly found in outerwear departments, and (2) high quality men's dress furnishings consisting of and limited to dress shirts and ties, with the exception of (a) formalwear shirts, ties or accessories, all bearing the trademark "CHAPS by RALPH LAUREN" or the CHAPS logo, as set forth on Exhibit A hereto. As used in this paragraph 1.2(A), the term "high quality men's sportswear" shall include a broad range of such sportswear (other than as expressly excepted herein), including but not limited to knit and woven shirts, jean and other casual bottoms and shorts, sweaters, jackets and casual vests (but not tailored vests), hats and caps, all in a broad range of materials, fabrications and constructions.

               1.3. "Licensor" shall mean Polo Ralph Lauren, L.P., a limited partnership organized under the laws of the State of Delaware.

               1.4. "Licensee" shall mean Warnaco Inc., a corporation organized under the laws of the State of Delaware.

               1.5. "Territory" shall mean the United States of America, its territories and possessions, including Puerto Rico.

               1.6. "Trademark" shall mean the trademarks "Chaps by Ralph Lauren" and/or the Chaps logo, as set forth on Exhibit A attached hereto, and where the content so indicates, each of them. Licensor shall have the sole right to determine which Trademark shall be used in connection with each particular Licensed Product.



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               2.  Grant of License.

               2.1. Subject to the terms and provisions hereof, Licensor hereby grants to Licensee and Licensee hereby accepts the License. Except as provided in paragraph 17.4 hereof, Licensor shall neither use nor authorize third parties to use the Trademarks in connection with the manufacture and sale and/or importation of Licensed Products in the Territory during the term of this Agreement without Licensee's prior approval. To the extent it is legally permissible to do so, no license is granted hereunder for the manufacture, sale or distribution of Licensed Products to be used for publicity purposes, other than publicity of Licensed Products, in combination sales, as premiums or giveaways, or to be disposed of under or in connection with similar methods of merchandising such license being specifically reserved for Licensor.

               2.2. It is understood and agreed that the License applies solely to the use of the Trademarks on and in connection with the Licensed Products, and that (i) no use of any other trademark of Licensor (including any other trademark that uses the name "Ralph Lauren") or of any of Licensor's related companies (as such term is defined in the Lanham Act), and (ii) no use of the Trademarks on any other products, is authorized or permitted. Licensor reserves the right to use, and to grant to any other licensee the right to use, the Trademarks, whether within or outside the Territory, in connection with any and all products and services, other than Licensed Products within the Territory. Licensee understands and agrees that Licensor may itself manufacture or authorize third parties to manufacture in the Territory, Licensed Products for ultimate sale outside of the Territory.

               2.3. Licensee shall not itself use or permit or authorize another person or entity in its control to use the words "Chaps", "Polo" "Ralph" or "Ralph Lauren" as part of a corporate name or tradename without the express written consent of Licensor and Licensee shall not permit or authorize use of the Trademarks in such a way so as to give the impression that the names, "Polo", "Ralph Lauren," or the Trademarks, or any modifications thereof, are the property of Licensee.

               2.4. Licensee shall not sublicense any of the rights granted hereunder without first obtaining Licensor's prior written consent in connection therewith, which consent may be withheld by Licensor in its sole discretion.

               2.5. Licensee shall not, directly or indirectly manufacture, distribute, sell or advertise during the term of this Agreement, any items which are comparable and/or competitive with Licensed

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Products which bear the name or are associated with the name of any fashion apparel designer other than those names which are presently owned or under license by Licensee without first notifying Licensor in writing.

               2.6. Licensor represents and warrants that it has full right, power and authority to enter into this Agreement, to perform all of its obligations hereunder and to consummate all of the transactions contemplated herein.

               2.7. Licensee represents and warrants that it has full right, power and authority to enter into this Agreement, to perform all of its obligations hereunder, and to consummate all of the transactions contemplated herein.

               2.8. Licensee recognizes that there are many uncertainties in the business contemplated by this Agreement. Licensee agrees and acknowledges that other than those representations explicitly contained in this Agreement, if any, no representations, warranties or guaranties of any kind have been made to Licensee, either by Licensor or its affiliates, or by anyone acting on their behalf. Without limitation, no representations concerning the value of the Licensed Products or the prospects for the level of their sales or profits have been made and Licensee has made its own independent business evaluation in deciding to manufacture and distribute the Licensed Products on the terms set forth herein.

               3.  Design Standards and Prestige of Licensed Products.

               3.1. Licensee acknowledges that it has entered into a design services agreement ("Design Agreement"), of even date herewith, with Polo Ralph Lauren Enterprises, L.P. (the "Design Partnership"), which provides for the furnishing to Licensee by the Design Partnership of design concepts and other professional services so as to enable Licensee to manufacture or cause to be manufactured the Licensed Products in conformity with the established prestige and goodwill of the Trademarks. Licensee shall manufacture, or cause to be manufactured, and sell only such Licensed Products as are made in accordance with the design and other information approved under, and in all other respects in strict conformity with the terms of, the Design Agreement.

               3.2. Licensee acknowledges that the Trademarks have established prestige and goodwill and are well recognized in the minds of the public, and that it is of great importance to each party that in the manufacture and sale of various lines of Licensor's products, including the Licensed Products, the high standards and reputation that Licensor and Ralph Lauren have

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established be maintained. Accordingly, all items of Licensed Products manufactured or caused to be manufactured by Licensee hereunder shall be of high quality workmanship with strict adherence to all details and characteristics embodied in the designs furnished pursuant to the Design Agreement. Licensee shall supply Licensor with samples of the Licensed Products (including, if Licensor so requests, samples of labeling and packaging used in connection therewith) prior to production and from time to time during production, and shall, at all times during the term hereof, upon Licensor's request, make its manufacturing facilities available to Licensor, and shall use its best efforts to make available each subcontractor's manufacturing facilities, for inspection by Licensor's representatives during usual working hours. No sales of miscuts or damaged merchandise shall contain any labels or other identification bearing the Trademarks without Licensor's prior written approval, but sales of all products of Licensor's or the Design Partnership's design shall nonetheless be subject to royalty payment pursuant to paragraph 6 hereof.

               3.3. In the event that any Licensed Product is, in the judgment of Licensor, not being manufactured, distributed or sold with first quality workmanship or in strict adherence to all details and characteristics furnished pursuant to the Design Agreement, Licensor shall notify Licensee thereof in writing and Licensee shall promptly repair or change such Licensed Product to conform thereto. If a Licensed Product as repaired or changed does not strictly conform after Licensor's request and such strict conformity cannot be obtained after at least one (1) resubmission, the Trademarks shall be promptly removed from the item, at the option of Licensor, in which event the item may be sold by Licensee, provided such miscut or damaged item does not contain any labels or other identification bearing the Trademark without Licensor's prior approval. Notwithstanding anything in this paragraph 3.3 to the contrary, sales of all products of Licensor's or the Design Partnership's design, whether or not bearing the Trademark, shall nonetheless be subject to royalty payments pursuant to paragraph 6 hereof.

               3.4. At the request of Licensor, Licensee shall cause to be placed on all Licensed Products appropriate notice designating Licensor or the Design Partnership as the copyright or design patent owner thereof, as the case may be. The manner of presentation of said notices shall be determined by Licensor.

               4.  Marketing.

               4.1. Any use of the License by any division, subsidiary or affiliate of Licensee must be approved in writing by Licensor.

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The Licensed Products shall be sold by Licensee only to those specialty shops, department stores and other retail outlets which deal in products similar in quality and prestige to products bearing the Trademarks, whose operations are consistent with the quality and prestige of the Trademarks and only to those customers expressly approved by Licensor. Licensee's approved account list is attached hereto as and made a part hereof. Prior to the opening of each selling season (and whenever Licensee wishes to sell Licensed Products to a customer not previously approved by Licensor), Licensee shall submit a written list of its proposed customers to Licensor for Licensor's written approval, which shall be given or withheld in Licensor's sole discretion based on considerations of the quality and prestige of the Trademarks. In addition, Licensee shall have the right to sell Licensed Products at outlet stores owned or controlled by Licensee; provided, however, that (i) Licensee shall only sell overruns and irregular Licensed Products at such outlet stores and shall not produce any Licensed Products for such sales and (ii) the "net sales price" pursuant to paragraph 6.2 with respect to all such sales shall be the actual price paid by consumers at such outlet stores, less sales tax. Licensee shall not market or promote or seek customers for the Licensed Products outside of the Territory and Licensee shall not establish a branch, wholly owned subsidiary, distribution or warehouse with inventories of Licensed Products outside of the Territory. Licensee shall not without Licensor's prior written approval sell any Licensed Products bearing the Trademark to any third party which, directly or indirectly, sells or proposes to sell such Licensed Products outside the Territory. Licensee shall use its best efforts to prevent any such resale outside the Territory and shall, immediately upon learning or receiving notice from Licensor that a customer is selling Licensed Products outside the Territory, cease all sales and deliveries to such customer.

               4.2. Licensee shall maintain the high standards of the Trademarks and the Licensed Products, in all advertising, packaging and promotion of the Licensed Products. Licensee shall not employ or otherwise release any of such advertising or packaging or other business materials relating to any Licensed Products or bearing the Trademarks, unless and until Licensee shall have made a request, in writing, for approval by Licensor. Licensor may, with respect to any advertising, promotional, packaging or business materials submitted by Licensee make such suggestions as Licensor deems necessary or appropriate, or disapprove, in either event by notice to Licensee. Any approval granted hereunder shall be limited to use during the seasonal collection of Licensed Products to which such advertising relates and shall be further limited to the use (e.g. TV or print) for which approval by Licensor was granted. Licensee shall, at the

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option of Licensor, include on its business materials an indication of the relationship of the parties hereto in a form approved by Licensor.

               4.3. Licensee shall use its best efforts to assure that all cooperative advertising, whereby Licensee provides a customer with a contribution toward the cost of an advertisement for Licensed Products, whether Licensee's contribution be in the form of an actual monetary contribution, a credit or otherwise, shall be subject to prior approval of Licensor under the same terms and conditions as apply to advertising and promotional materials prepared by or to be used by Licensee pursuant to paragraph 4.2 hereof; provided, however, that in the event that Licensee is not as a matter of practice given an opportunity to review the cooperative advertising due to time constraints, then Licensee shall notify Licensor, in advance, of those customers with whom it does cooperative Licensed Product advertising and/or promotion, and Licensee at Licensor's request shall notify the named customer of the terms of this Agreement which pertain to the said advertising or promotional materials.

               4.4. Licensee shall maintain the high standards of the Trademarks in all packaging, advertising and promotion of the Licensed Products and shall exercise its best efforts to safeguard the established prestige and goodwill of the name "Ralph Lauren" and the Ralph Lauren image, at the same level of prestige and goodwill as heretofore maintained. "Image" as used herein refers primarily to quality and style of packaging, advertising and promotion, creation and introduction of new products, type of outlets with reference to quality of service provided by retail outlets and quality of presentation of Licensed Products in retail outlets. Licensee shall take all necessary steps, and all steps reasonably requested by Licensor, to prevent or avoid any misuse of the Trademarks by any of its customers, contractors or other resources.

               4.5. During each year of this Agreement, Licensee shall expend for the production and placement of national, institutional and media advertising of Licensed Products ("Institutional Advertising"), as designated by
Licensor, an amount that is not less than      percent (  %) of the aggregate
net sales price (as defined in paragraph 6.2 hereof) of Licensed Products sold in that year. Licensee shall deliver to Licensor within sixty (60) days after the end of each year hereof an accounting statement in respect of amounts expended by Licensee on advertising for the prior year. Each such accounting statement shall be signed, and certified as correct, by a duly authorized officer of Licensee. Prior to each year hereof, Licensee shall submit Licensee's advertising budget for the

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upcoming year, based on the aggregate net sales price of Licensed Products during the year then ending and on sales projected for the upcoming year. The advertising expenditures for such upcoming year will initially be made based upon such budget. If the actual aggregate advertising expenditures are less than percent ( %) of the actual aggregate net sales price for such year, such shortage shall be expended in the next following year in addition to the amount otherwise to be expended in such next following year. Licensee shall place such portions of Licensee's advertising budget as Licensor may request with such advertising agencies or advertising carriers as may be designated by Licensor for promotional campaigns of Licensed Products.

               4.6. To the extent permitted by applicable law Licensor may from time to time, and in writing, promulgate rules and regulations to Licensee relating to the manner of use of the Trademarks. Licensee shall comply with such reasonable rules and regulations.

               4.7. Upon Licensor's request, Licensee agrees to make available for purchase and to sell at its customary price, and on its customary credit and payment terms all lines and styles of Licensed Products to retail stores in the Territory bearing as a tradename a trademark of Licensor or its affiliates and to any stores or facilities operated or owned by Licensor and its affiliates, which are authorized to sell the Licensed Products within such retail stores. Notwithstanding anything to the contrary contained herein, in the event that any such Licensed Products are not so made available by Licensee to such stores, such Licensed Products may be made available to such stores by Licensor (or its affiliates or other licensees).

               4.8.  Intentionally Omitted.

               4.9. In consideration of the License granted herein, in the event Licensor elects to offer Licensed Products for sale in mail-order catalogs or other direct-to-consumer sales devices, such as telemarketing ("Catalog Sales"), Licensee shall sell and timely ship Licensed Products to Licensor or its affiliate for such purposes, to the extent of its requirements, at a price equal
to   % less than the regular wholesale price therefor. All such sales shall be separately reported by Licensee in its accounting statements pursuant to paragraph 6.2 hereof, and such sales shall not be subject to the advertising obligations set forth herein, but shall be subject to the royalty obligations set forth herein and to the compensation obligations set forth in the Design Agreement, and such sales shall be included within the renewal volumes set forth in paragraph 8 hereof.

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               4.10. In consideration of the License granted herein, in the event Licensor elects to offer Licensed Products for sale in outlet stores owned by Licensor or its affiliates or operated under license from Licensor or its affiliates ("Outlet Stores"), Licensee shall sell and timely ship Licensed Products to Outlet Stores for such purposes, to the extent of their
requirements, at a price equal to   % less than the regular wholesale price
therefor. All such sales shall be separately reported by Licensee in its accounting statements pursuant to paragraph 6.2 hereof, and such sales shall not be subject to the advertising obligations set forth herein, but shall be subject to the royalty obligations set forth herein and to the compensation obligations set forth in the Design Agreement, and such sales shall be included within the renewal volumes set forth in paragraph 8 hereof.

               5.  Trademark Protection.

               5.1. All uses of the Trademarks by Licensee, including, without limitation, use in any business documents, invoices, stationery, advertising, promotions, labels, packaging and otherwise shall require Licensor's prior written consent in accordance with paragraph 4.2 hereof.

               5.2. All uses of the Trademarks by Licensee in advertising, promotions, labels and packaging shall bear the notation "Chaps by Ralph Lauren", as the case may be, and shall include at Licensor's option, a notice to the effect that the Trademarks are used by Licensee for the account and benefit of Licensor. The use of the Trademarks pursuant to this Agreement shall be for the benefit of Licensor and shall not vest in Licensee any title to or right or presumptive right to continue such use. For the purposes of trademark registration, sales by Licensee shall be deemed to have been made by Licensor.

               5.3 Licensee shall cooperate fully and in good faith with Licensor for the purpose of securing and preserving Licensor's rights in and to the Trademarks. Nothing contained in this Agreement shall be construed as an assignment or grant to Licensee of any right, title or interest in or to the Trademark, or any of Licensor's other trademarks, it being understood that all rights relating thereto are reserved by Licensor, except for the License hereunder to Licensee of the right to use and utilize the Trademarks only as specifically and expressly provided herein. Licensee shall not file or prosecute a trademark or service mark application or applications to register the Trademarks, for Licensed Products or otherwise.

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               5.4. Licensee shall not, during the term of this Agreement or thereafter, (a) attack Licensor's title or rights in and to the Trademarks in any jurisdiction or attack the validity of this License or the Trademarks or (b) contest the fact that Licensee's rights under this Agreement (i) are solely those of a licensee, manufacturer and distributor and (ii) subject to the provisions of paragraph 10 hereof, cease upon termination of this Agreement. The provisions of this paragraph 5.4 shall survive the termination of this Agreement.

               5.5. All right, title and interest in and to all samples, sketches, designs, artwork, logos and other materials furnished by or to Licensor or the Design Partnership, whether created by Licensor, the Design Partnership or Licensee, are hereby assigned in perpetuity to, and shall be the sole property of, Licensor and/or the Design Partnership as the case may be. Licensee shall assist Licensor to the extent necessary in the protection of or the procurement of any protection of Licensor's rights to the Trademarks, and Licensor, if Licensor so desires, may, at Licensor's expense, commence or prosecute any claims or suits in Licensor's own name or in the name of Licensee or join Licensee as a party thereto. Licensee shall promptly notify Licensor in writing of any uses which may be infringements or imitations by others of the Trademarks on articles similar to those covered by this Agreement which may come to Licensee's attention. Licensor shall have the sole right to determine whether or not any action shall be taken on account of any such infringements or imitations. Licensee shall not institute any suit or take any action on account of such infringements or imitations without first obtaining Licensor's written consent so to do, but in the event such consent is given, Licensee shall bear the costs of such suit or action. Any recovery in any such action by Licensee shall be applied first to reimbursing Licensee for the actual out-of-pocket costs thereof (including reasonable attorneys' fees) and the balance, if any, shall be divided equally between Licensee and Licensor.

               6.  Royalties.

               6.1. Licensee shall pay to Licensor minimum royalties for each year during the term of this Agreement, as compensation for the License granted hereunder for the use of the Trademarks in the manufacture and sale, and/or importation and sale, of Licensed Products in the Territory. The minimum royalty for each year shall be as follows:

           Year 1 (1996)                       $
           Year 2                              $
           Year 3                              $

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           Year 4                              $
           Year 5                              $
           Year 6                              $

Minimum royalties for each year shall be paid on a quarterly basis, on the last day of each month following the end of each calendar quarter during the term hereof (e.g., April 30 for the quarter ending March 31), commencing with the first quarterly payment to be made on April 30, 1996. The amount of earned royalties paid, pursuant to paragraph 6.2 hereof, with respect to sales of Licensed Products in each calendar quarter, shall be deducted from the minimum royalty payment due for such quarter, it being the parties' intent that Licensee shall pay Licensor an amount equal to the greater of (i) aggregate minimum royalties for each year of the initial term or (ii) aggregate earned royalties for each year of the initial term. However, no credit shall be permitted against minimum royalties payable in any year on account of actual or minimum royalties paid in any other year, and minimum royalties shall not be returnable. For each year during any renewal term of this Agreement, minimum royalties shall be an
amount equal to   % of the aggregate earned royalties accrued with respect to the sale of all Licensed Products during the immediately preceding year; provided, however, that (i) the minimum royalty in each year shall in no event be less than the minimum royalty due for the immediately preceding year and (ii)
the minimum royalty in each year shall in no event be less than $       . For
the purposes of this Agreement, the term "year" shall mean a period of twelve
(12) months commencing on each January l during the term hereof.

               6.2. Licensee shall pay to Licensor earned royalties based on the net sales price of all Licensed Products manufactured or imported and sold by
Licensee hereunder. Earned royalties shall equal                    percent
(   %) of the net sales price of all Licensed Products sold under this
Agreement, including, without limitation, any sales made pursuant to the terms of paragraphs 3.2 and 10 hereof; provided, however, that (i) the earned royalty rate with respect to sales of Licensed Products on or before December 31, 1996
shall be     percent (  %) and (ii) the earned royalty payable to Licensor on
Licensed Product design "close-outs", which were sold at least       percent
(  %) below Licensee's regular selling price shall be        percent (  %)
of the net sales price of such Licensed Products. Licensee shall prepare or cause to be prepared statements of operations for each month during the term hereof, which shall be furnished to Licensor together with the earned royalties due for each such month on the last day of the following month (e.g., July 31 for month of June). In addition, Licensee shall provide Licensor, for informational purposes only, with a monthly

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statement reflecting retail sales of Licensed Products by account for each month, within five (5) days after the end of such month. The term "net sales price" shall mean the gross sales price to retailers who are not affiliates of Licensee or, with respect to Licensed Products that are not sold directly or indirectly to retailers, other ultimate consumers (as in the case of accommodation sales by Licensee to its employees), of all sales of Licensed Products under this Agreement, less trade discounts and allowances and merchandise returns. No other deductions shall be taken. Any merchandise returns shall be credited in the three (3) month period in which the returns are actually made. Any excess of earned royalties, determined under this paragraph
6.2 over the minimum royalties provided in paragraph 6.1 hereof, shall be remitted to Licensor within forty-five (45) days after the end of each such three (3) month period. For purposes of this Agreement, affiliates of Licensee shall mean all persons and business entities, whether corporations, partnerships, joint ventures or otherwise, which now or hereafter control, or are owned or controlled, directly or indirectly by Licensee, or are under common control with Licensee. It is the intention of the parties that royalties will be based on the bona fide wholesale prices at which Licensee sells Licensed Products to independent retailers in arms' length transactions. In the event Licensee shall sell Licensed Products to its affiliates, royalties shall be calculated on the basis of such a bona fide wholesale price irrespective of Licensee's internal accounting treatment of such sale. Licensee shall identify separately in the statements of operations provided to Licensor pursuant to paragraph 7 hereof, all sales to affiliates. Compensation for design services is provided for separately in the Design Agreement.

               6.3. If the payment of any installment of royalties is delayed for any reason, interest shall accrue on the unpaid principal amount of such installment from and after the date on which the same became due pursuant to paragraphs 6.1 or 6.2 hereof at the lower of the highest rate permitted by law in New York and the prime rate of interest in effect from time to time at Chemical Bank, New York, Hew York, or its successor.

               6.4. Provided that (a) no event of default under this Agreement has occurred and no default under this Agreement then exists and (b) this Agreement and the License are then in full force and effect, and (c) Licensee cooperates with Licensor, The Polo/Lauren Company ("PLC") and their licensees in connection with the manufacture and sale of Chaps Licensed Products in Canada,
Licensor shall pay to Licensee an amount equal to       (  %) percent of
net royalties paid to Licensor with respect to sales of Chaps Licensed Products made in Canada by any licensee of Licensor (or PLC), other than Licensee. Licensee's

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cooperation under clause (c) of the foregoing sentence shall consist of, but shall not be limited to, the sharing of designs and information with respect to suppliers and contractors in connection with Chaps Licensed Products. Payments of royalties by Licensor to Licensee, if any, pursuant to this paragraph 6.4. shall be made within thirty (30) days after Licensor's receipt thereof from its foreign Licensee, if any, and shall be accompanied by a statement of the foreign license payments received by Licensor (or PLC) pursuant to which the payment to Licensee is being made.

               6.5. The obligation of Licensee to pay royalties hereunder shall be absolute notwithstanding any claim which Licensee may assert against Licensor or the Design Partnership. Licensee shall not have the right to set-off, compensate or make any deduction from such royalty payments for any reason whatsoever.

               7.  Accounting.

               7.1. Licensee shall at all times keep an accurate account of all operations within the scope of this Agreement and shall render a full statement of such operations in writing to Licensor in accordance with paragraph 6.2 hereof. Such statements shall account separately for each different product category and shall include all aggregate gross sales, trade discounts, merchandise returns, sales of miscuts and damaged merchandise and net sales price of all sales for the previous three (3) month period. Such statements shall be in sufficient detail to be audited from the books of Licensee. Once annually, which may be in connection with the regular annual audit of Licensee's books, Licensee shall furnish an annual statement of the aggregate gross sales, trade discounts, merchandise returns and net sales price of all Licensed Products made by Licensee certified by an officer of Licensee. Each financial statement furnished by Licensee shall be certified by the chief financial officer of Licensee or a certified public accountant, who may be in the employ of Licensee. The books of account of Licensee with respect to such sales shall be available for inspection and audit by Licensor or its agent at all reasonable times, but such audit shall not be made more than once in each year and shall be made by Licensor at its own expense; provided, however, that if there is an
error in favor of Licensee in excess of       percent (  %) of royalties in
computing such royalties, all expenses in connection with such inspection and audit shall be borne by Licensee.

               7.2. At least once annually and no later than 90 days after the close of Licensee's fiscal year, Licensee will furnish to Licensor, a profit and loss statement and balance sheet covering Licensee's fiscal year both of which shall be certified by the

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independent auditor for Licensee. All financial statements required to be furnished herein shall be prepared in accordance with generally accepted accounting principles and any officer's certificate relative thereto shall state that such statements are true, complete and correct in all material respects and present fairly the financial position of Licensee as of the respective date of the balance sheets and the results of operations for the respective periods covered.

               8.  Term, Solicitation of Employees.

               8.1. The term of this Agreement shall commence on the date hereof and shall terminate on December 31, 2001; provided, however, that if no Event of Default shall have occurred and not been cured or waived, and Licensee has achieved the Minimum Renewal Volume (as such term is hereinafter defined) for the period January 1, 2000 to December 31, 2000, Licensee shall have the option, upon providing notice to Licensor on or before April 1, 2001, to renew this Agreement for an additional three (3) year period (the "Renewal Term") so as to expire on December 31, 2004, on the terms and conditions herein except that there will be no further right to renewal. The minimum aggregate net sales price which Licensee must achieve in connection with sales of Licensed Products during the period from January 1, 2000 to December 31, 2000 (the "Minimum Renewal Volume") in order to be entitled to renew this Agreement for a second term as
hereinabove provided shall be $        . In the event either Licensor or
Licensee elects not to renew or extend the term hereof for any reason, it is expressly understood that only the licensee whose licensed term covers the period subsequent to the expiration of this Agreement shall be entitled to receive designs for Licensed Products intended to be sold after the expiration of the term hereof, and to make presentations of the Licensed Products during the market period for which the related shipping period would occur after the expiration or termination of this Agreement. Without limiting the generality of the foregoing, in the event the term hereof is not renewed or extended, the last season for which Licensee shall be entitled to receive designs and to manufacture and sell Licensed Products shall be the Cruise/Holiday 2001 season, and Licensor shall be entitled to undertake, directly or through a successor licensee, all activities associated with the design, manufacture and sale of the Spring 2002 season.

               8.2. Each of Licensor and Licensee agrees that during the term of this Agreement and for a one (1) year period following the expiration or termination of this Agreement, it shall refrain from soliciting for employment in any capacity any person while such person is in the employ of the other. However, nothing

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

shall prevent either Licensor or Licensee from employing (i) any person whose employment with the other has terminated or (ii) any person who has, without being solicited, sought employment by the other.

               9.  Default; Change of Control.

               9.1. Each of the following shall constitute an event of default ("Event of Default") hereunder:

                      (i) Any installment of royalty payments is not paid when
               due and such default continues for more than ten (10) days after notice thereof;

                      (ii) Licensee shall fail to timely present for sale to the trade a broadly representative and fair collection of each seasonal collection of Licensed Products designed by the Design Partnership under the Design Agreement or Licensee shall fail to timely ship to its customers a material portion of the orders of Licensed Products it has accepted;

                      (iii) Licensee defaults in performing any of the other
               terms of this Agreement and continues in such default for a period of thirty (30) days after notice thereof (unless the default cannot be cured within such thirty (30) day period and Licensee shall have commenced to cure the default and proceeds diligently thereafter to cure);

                      (iv) Licensee fails within ten (10) days after written
               notice that payment is overdue to pay the amount due for any Licensed Products or materials, trim, fabrics, packaging or services relating to Licensed Products purchased by Licensee from Licensor or any agent or licensee of Licensor or any other supplier of such items;

                      (v) If Licensee shall use the Trademarks in an
               unauthorized or improper manner and/or if Licensee shall make an unauthorized disclosure of confidential information or materials given or loaned to Company by Licensor, and/or the Design Partnership;

                      (vi) Licensee institutes proceedings seeking relief under
               a bankruptcy act or any similar law, or consents to entry of any order for relief against it in any bankruptcy or insolvency proceeding or similar proceeding, or files a petition for or consent or answer consenting to reorganization or other relief under any bankruptcy act or other similar law, or consents to the filing against it of

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

               any petition for the appointment of a receiver, liquidator, assignee, trustee, custodian, sequestrator (or other similar official) of it or of any substantial part of its property, or a proceeding seeking such an appointment shall have been commenced without Licensee's consent and shall continue undismissed for sixty (60) days or an order providing for such an appointment shall have been entered, or makes an assignment for the benefit of creditors, or admits in writing its inability to pay its debts as they become due or fails to pay its debts as they become due, or takes any action in furtherance of the foregoing;

                      (vii) Licensee transfers or agrees to transfer
               substantially all of its assets;

                      (viii) The calling of a meeting of creditors, appointment
               of a committee of creditors or liquidating agents, or offering a composition or extension to creditors by, for or of Licensee;

                      (ix) There shall be a change in control of Licensee;

                      (x) An event of default occurs under the Design Agreement
               or any other license agreement entered into between Licensor and Licensee or design agreement between Licensee and the Design Partnership; or

                      (xi) The Design Agreement is terminated for any reason
               whatsoever.

               9.2. If any Event of Default other than the Event of Default described in paragraphs 9.1 (v), (vi), (vii) or (viii) shall occur, Licensor shall have the right, exercisable in its sole discretion, to terminate this Agreement and the License upon ten (10) days' written notice to Licensee of its intention to do so, and upon the expiration of such ten (10) day period, this Agreement and the License shall terminate and come to an end. If the Event of Default described in paragraphs 9.1 (v), (vi), (vii) or (viii) shall occur, this Agreement and the License shall thereupon forthwith terminate and come to an end without any need for notice to Licensee. Any termination of this Agreement shall be without prejudice to any remedy of Licensor for the recovery of any monies then due it under this Agreement or in respect to any antecedent breach of this Agreement, and without prejudice to any other right of Licensor including, without limitation, damages for breach to the extent that the same may be recoverable and Licensee agrees to reimburse Licensor for any costs and expenses (including attorneys' fees) incurred by Licensor in enforcing its rights hereunder. No assignee for the benefit of

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creditors, receiver, liquidator, sequestrator, trustee in bankruptcy, sheriff or any other officer of the court or official charged with taking over custody of Licensee's assets or business shall have any right to continue the performance of this Agreement. For purposes of paragraph 9.1(ix) the term "change in control of Licensee" shall not include (i) the sale or disposition of all or substantially all of the voting stock or assets of The Warnaco Group, Inc. or Warnaco Inc. or any successor thereto to (x) one or more subsidiaries or affiliates of The Warnaco Group, Inc. or Warnaco Inc.; or (y) any other entity controlled by The Warnaco Group, Inc. or Warnaco Inc. or its affiliates or any successor thereto; nor (ii) a public offering, sale to underwriters or private placement of capital stock by The Warnaco Group, Inc. or Warnaco Inc. or any successor thereto or any acquisitions by any such company through merger, purchase of assets or otherwise effected in whole or in part by issuance or reissuance of such company's shares of capital stock.

               9.3. During the term of this Agreement, Licensee shall not (i) merge or consolidate with or into any other corporation, or (ii) directly or indirectly sell or otherwise dispose of all or of a substantial portion of its business or assets or (iii) suffer a change of control in its management without prior written notice to Licensor. Licensor will discuss the occurrence of any of the events described in (i), (ii) or (iii) above with Licensee at Licensee's request, and in the event of any change in the persons having principal authority to act for Licensee with respect to this Agreement Licensee shall notify Licensor in advance of any such change and shall consult in good faith with Licensor regarding the hiring of a suitable replacement.

               10.  Disposal of Stock Upon Termination or Expiration.

               10.1. Within ten (10) days following the termination of this Agreement for any reason whatsoever including the expiration of the term hereof, Licensee shall furnish to Licensor a certificate of Licensee listing its inventories of Licensed Products (which defined term for purposes of this paragraph 10.1 shall include, but shall not be limited to, all fabrics, trim and packaging which are used in connection with the manufacture and marketing of Licensed Products) on hand, in transit, on order, or in process of being manufactured wherever situated. Licensor shall have the right to conduct a physical inventory of Licensed Products in Licensee's possession or under Licensee's control. Licensor or Licensor's designee shall have the option (but not the obligation) to purchase from Licensee all or any part of Licensee's then existing inventory of Licensed Products upon the following terms and conditions:

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

                      (i) Licensor shall notify Licensee of its or its
               designee's intention to exercise the foregoing option within 30 days of delivery of the certificate referred to above and shall specify the items of Licensed Products to be purchased.

                      (ii) The price for Licensed Products manufactured by or on behalf of Licensee which are on hand, in transit, or in process shall be Licensee's standard cost (the actual manufacturing cost) for each such Licensed Product. The price for all other Licensed Products which are not manufactured by Licensee shall be Licensee's landed costs therefor. Landed costs for the purposes hereof means the F.O.B. price of the Licensed Products together with customs, duties, and brokerage, freight and insurance.

                      (iii) Licensee shall deliver the Licensed Products
               purchased within fifteen (15) days of receipt of the notice referred to in clause (i) above. Payment of the purchase price for the Licensed Products so purchased by Licensor or its designee shall be payable upon delivery thereof, provided that Licensor shall be entitled to deduct from such purchase price any amounts owed it by Licensee. It is not intended by the operation of this provision or paragraph 6.5 that Licensor be entitled to double payment of royalties or any other amounts owed by Licensee hereunder.

               10.2. In the event Licensor chooses not to exercise the option referred to in paragraph 10.1 hereof with respect to all or any portion of Licensed Products, for a period of one hundred and twenty (120) days after termination of this Agreement for any reason whatsoever, except on account of breach of the provisions of paragraphs 3, 4 or 6 hereof, Licensee may dispose of such Licensed Products which are on hand or in the process of being manufactured at the time of termination of this Agreement, provided Licensee fully complies with the provisions of this Agreement, including specifically those contained in paragraphs 3 and 4 hereof in connection with such disposal. Notwithstanding anything to the contrary contained herein, in the event that upon the expiration or termination of the term hereof for any reason Licensee is in default because it has not rendered to Licensor all accounting statements then due, and paid (i) all royalties and other amounts then due to Licensor, (ii) all compensation then due to the Design Partnership under the Design Agreement and (iii) all amounts then due to any affiliate of or supplier to Licensor or its affiliates (collectively, "Payments"), Licensee shall have no right whatsoever to dispose of any inventory of Licensed Products in any manner. In addition, if during any disposal period Licensee fails timely to render any accounting statements or to make all Payments when due, Licensee's disposal rights hereunder shall immediately terminate without notice.

               11.  Effect of Termination.

               It is understood and agreed that except for the License to use the Trademarks only as specifically provided for in this Agreement, Licensee shall have no right, title or interest in or to the Trademarks. Upon and after the termination of this License, all right, title and interest in and to any and all designs, design patents, artwork, and other materials depicting or relating to the Licensed Products, and all rights granted to Licensee hereunder, together with any interest in and to the Trademarks which Licensee may acquire, shall forthwith and without further act or instrument be assigned to and revert to Licensor. In addition, Licensee will execute any instruments requested by Licensor which are necessary to accomplish or confirm the foregoing. Any such assignment, transfer or conveyance shall be without consideration other than the mutual agreements contained herein. Upon notice of termination Licensor shall be free to license to others the right to use the Trademarks in connection with the manufacture and sale of the Licensed Products covered hereby, and Licensee will refrain from further use of the Trademarks or any further reference to them, direct or indirect, or any other trademark, trade name or logo that is confusingly similar to the Trademarks, or associated with the Trademarks in any way, in connection with the manufacture, sale or distribution of Licensee's products, except as specifically provided in paragraph 10 hereof. It is expressly understood that under no circumstances shall Licensee be entitled, directly or indirectly, to any form of compensation or indemnity from Licensor, the Design Partnership or their affiliates as a consequence of the termination of this Agreement, whether as a result of the passage of time, or as the result of any other cause of termination referred to in this Agreement. Without limiting the generality of the foregoing, by its execution of the present Agreement, Licensee hereby waives any claim which it has or which it may have in the future against Licensor, the Design Partnership or their affiliates, arising from any alleged goodwill created by Licensee for the benefit of any or all of the said parties or from the alleged creation or increase of a market for Licensed Products.

               11.2 Remedies. Licensee acknowledges and admits that there would be no adequate remedy at law for its failure (except as otherwise provided in paragraph 10 hereof) to cease the manufacture or sale of the Licensed Products covered by this Agreement at the termination of the License, and Licensee agrees that in the event of such failure Licensor shall be entitled to

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

equitable relief by the way of temporary and permanent injunction and such other and further relief as any court with jurisdiction may deem just and proper.

               12.  Liaison.

               Licensee shall appoint a high level managerial person who shall devote a substantial portion of his time to the production, merchandising, distribution and promotion of the Licensed Product lines. Such person shall act as liaison between Licensee and Licensor.

               13.  Indemnity.

               13.1. Subject to the exclusions set forth in paragraph 7.1 of the Design Agreement, Licensee shall indemnify and save and hold Licensor, the Design Partnership, Polo Ralph Lauren Corporation and Ralph Lauren, individually, and their assignees, directors, officers, servants, agents and employees harmless of and from any and all liability, claims, causes of action, suits, damages and expenses, (including reasonable attorneys' fees and expenses in actions involving third parties or between the parties hereto), which they, or any of them, are or become liable for, or may incur, or be compelled to pay by reason of any acts, whether of omission or commission, that may be committed or suffered by Licensee or any of its servants, agents or employees in connection with Licensee's performance of this Agreement, in connection with Licensed Products manufactured by or on behalf of Licensee or otherwise in connection with Licensee's business, including without limitation, (i) Licensee's use of Licensee's own designs which were submitted for approval pursuant to the Design Agreement, and (ii) the unauthorized sale by Licensee of Licensed Products outside the Territory.

               13.2. Licensee shall carry product and general liability
insurance with limits of liability of not less than $         per occurrence
and $          per person and Licensor, the Design Partnership, Polo Ralph
Lauren Corporation and Ralph Lauren, individually, and their directors, officers, servants, agents and employees shall be named therein as insureds as their interests may appear. Licensee shall, promptly after the signing of this Agreement, deliver to Licensor a certificate of such insurance from the insurance carrier which sets forth the scope of coverage and the limits of liability and further provides that the policy may not be cancelled or amended without at least thirty (30) days' prior written notice to Licensor.

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

               14.  Disclosure.

               Licensor and Licensee, and their affiliates, employees, attorneys, bankers and accountants shall hold in confidence and not use or disclose, except as permitted by this Agreement, (i) confidential information of the other or (ii) the terms of this Agreement, except upon consent of the other or pursuant to, or as may be required by law, or in connection with regulatory or administrative proceedings and only then with reasonable advance notice of such disclosure to the other. Licensee shall take all reasonable precautions to protect the secrecy of the materials, samples, sketches, designs, artwork, logos, and other materials used pursuant to this Agreement prior to the commercial distribution or the showing of samples for sale, and shall not sell any merchandise employing or adapted from any of said designs, sketches, artwork, logos, and other materials or their use except under the Trademarks. All press releases and other public announcements shall be subject to the prior approval of Licensor. Every request for a statement, release or other inquiry shall be sent in writing whenever practicable to the advertising/publicity director of Licensor for handling.

               15.  Showroom.

               Licensee, at its sole cost and expense, shall continue to maintain, operate and staff a showroom at 90 Park Avenue, New York, New York or at such suitable location as Licensor shall consent to for the exclusive presentation and sale of the Licensed Products. The showroom shall be maintained, operated, staffed and decorated in a manner consistent with that of Licensee's existing showrooms established for the presentation and sale of Licensor's products. Licensor shall have a right of approval with respect to the design and layout of the showroom and all expenses incurred with respect to the design, construction, operation and maintenance of such showroom shall be borne by Licensee.

               16.  Key Personnel.

               16.1. At all times during the term hereof, Licensee shall employ a divisional President, approved in advance by Licensor (such approval not to be unreasonably withheld), whose sole responsibility shall be to manage all of Licensee's operations pursuant to this Agreement. Such individual shall report to the President of Licensee.

               16.2.  Intentionally Omitted.

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               17.  Miscellaneous.

               17.1. All notices, requests, consents and other communications hereunder shall be in writing and shall be deemed to have been properly given or sent (i) on the date when such notice, request, consent or communication is personally delivered and acknowledged, or (ii) five (5) days after the same was sent, if sent by certified or registered mail or (iii) one (1) day after the same was sent, if sent by overnight courier delivery, as follows:

                            (a)  if to Licensee, addressed as follows:

                            Warnaco Inc.
                            90 Park Avenue
                            New York, New York 10016
                            Attention:  President

                            with a copy to:

                            Warnaco Inc.
                            90 Park Avenue
                            New York, New York 10016
                            Attention:  General Counsel

                            (b) if to Licensor, addressed as follows:

                            Polo Ralph Lauren, L.P.
                            650 Madison Avenue
                            New York, New York 10022
                            Attention:  President

                            with a copy to:

                            Victor Cohen, Esq.
                            Eighth Floor
                            650 Madison Avenue
                            New York, New York 10022


Anyone entitled to notice hereunder may change the address to which notices or other communications are to be sent to it by notice given in the manner contemplated hereby.

               17.2. Nothing herein contained shall be construed to place the parties in the relationship of partners or joint venturers, and no party hereto shall have any power to obligate or bind any other party hereto in any manner whatsoever, except as otherwise provided for herein.

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               17.3. None of the terms hereof can be waived or modified except by an express agreement in writing signed by the party to be charged. The failure of any party hereto to enforce, or the delay by any party in enforcing, any of its rights hereunder shall not be deemed a continuing waiver or a modification thereof and any party may, within the time provided by applicable law, commence appropriate legal proceedings to enforce any and all of such rights. All rights and remedies provided for herein shall be cumulative and in addition to any other rights or remedies such parties may have at law or in equity. Any party hereto may employ any of the remedies available to it with respect to any of its rights hereunder without prejudice to the use by it in the future of any other remedy with respect to any of such rights. No person, firm or corporation, other than the parties hereto and the Design Partnership, shall be deemed to have acquired any rights by reason of anything contained in this Agreement.

               17.4. This Agreement shall be binding upon and inure to the benefit of the successors and permitted assigns of the parties hereto. Licensor may assign all of its rights, duties and obligations hereunder to any entity to which the Trademarks or the right to use the Trademarks has been transferred, subject to Licensee's rights hereunder. The rights granted to Licensee hereunder are unique and personal in nature, and neither this Agreement nor the License may be assigned by Licensee without Licensor's prior written consent. Any attempt by Licensee to transfer any of its rights or obligations under this Agreement, whether by assignment, sublicense or otherwise, without having received the prior written consent of Licensor shall constitute an Event of Default, but shall otherwise be null and void. Licensee may employ subcontractors for the manufacture of Licensed Products; provided, however, that: (i) the supervision of production of Licensed Products shall remain under the control of Licensee, (ii) Licensee shall maintain appropriate quality controls, (iii) such subcontractors shall comply with the quality standards set forth herein, (iv) such subcontractors shall comply with other requirements of Licensor consistent with the terms of this Agreement, including, but not limited to, the execution by subcontractor of the Trademark and Design Protection Agreement attached hereto and made a part hereof; (v) once each quarter and upon the expiration or termination of this Agreement, Licensee shall provide Licensor with a complete list setting forth the full name and address of each subcontractor it uses in connection with the manufacture of Licensed Products, together with a complete list of Licensed Products (and/or components thereof) manufactured by each such subcontractor; and (vi) Licensee, upon request from Licensor, shall cease placing orders for Licensed Products with any such subcontractor.

                                      -22-


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               17.5. Licensee shall comply with all laws, rules, regulations and requirements of any governmental body which may be applicable to the operations of Licensee contemplated hereby, including, without limitation, as they relate to the manufacture, distribution, sale or promotion of Licensed Products, notwithstanding the fact that Licensor may have approved such item or conduct.

               17.6. This Agreement shall be construed in accordance with and governed by the laws of the State of New York, applicable to contracts made and to be wholly performed therein without regard to its conflicts of law rules.

               17.7. If any dispute between the parties leads to litigation, the parties agree that the courts of the State of New York in the City of New York, or the federal courts in that City, shall have the exclusive jurisdiction and venue over such litigation. All parties consent to personal jurisdiction in the State of New York, and agree to accept service of process outside of the State of New York as if service had been made in that state. Any claim by Licensee arising hereunder shall be asserted by Licensee exclusively against Licensor, and Licensee shall not have nor claim to have any recourse for any such claim against any general or limited partner of Licensor.

               17.8. The provisions hereof are severable, and if any provision shall be held invalid or unenforceable in whole or in part in any jurisdiction, then such invalidity or unenforceability shall affect only such provision, or part thereof in such jurisdiction and shall not in any manner affect such provision in any other jurisdiction, or any other provision in this Agreement in any jurisdiction. To the extent legally permissible, an arrangement which reflects the original intent of the parties shall be substituted for such invalid or unenforceable provision. As of the effective date hereof, this agreement supercedes the agreement dated as of January 1, 1995 between Licensee and Licensor, but neither Licensee nor Licensor waives any rights arising under such prior agreement. Licensee shall not be required to seek Licensor's approval with respect to any Licensed Products or other materials approved by Licensor pursuant to the prior agreement solely as a result of the execution of this Agreement.

               17.9. The paragraph headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

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               17.10. This Agreement may be executed in one or more
counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

               IN WITNESS WHEREOF, the parties hereto have executed this Agreement or caused the same to be executed by a duly authorized officer as of the day and year first above written.



                                     POLO RALPH LAUREN, L.P.
                                     By:  Polo Ralph Lauren Corporation,
                                          General Partner

                                     By:
                                        ________________________________

                                     WARNACO INC.

                                     By:
                                        ________________________________



                                      -24-

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